UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

STERICYCLE, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2013

Dear Stockholder:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 21, 2013 at 11:00 a.m. Central Daylight Time at the DoubleTree Hotel Chicago O’Hare Airport-Rosemont, 5460 North River Road, Rosemont, Illinois 60018.

At the Annual Meeting, you will be asked to consider and vote on the following matters:

•	the election to the Board of the 10 nominees for director named in this proxy statement,

•	approval of an amendment to the Company’s Employee Stock Purchase Plan increasing the number of shares available for issuance from 600,000 shares to 900,000 shares,

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013,

•	a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement (sometimes referred to as the “say-on-pay” vote),

•

a stockholder proposal requesting that the Compensation Committee of the Board adopt a policy requiring senior executives to hold equity awards until retirement or terminating employment with the Company, and

•	any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on the record date of March 22, 2013 are entitled to vote at the Annual Meeting.

Admission to the Annual Meeting is by an admissions card. If you plan to attend the meeting in person, please complete and return the Admission Request Form on the back cover of this proxy statement and an admissions card will be mailed to you. If you are the beneficial owner of shares held in street name, you must also provide confirmation of your stock ownership with your Admission Request Form. All Admission Request Forms must be received by May 14, 2013. An admissions card is not transferable. If you need directions to the meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

For the convenience of our stockholders of record who do not plan to attend the Annual Meeting in person but who want their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided or go to www.proxyvote.com and follow the instructions. If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted.

For the Board of Directors

Charles A. Alutto	Mark C. Miller
President and Chief Executive Officer	Executive Chairman of the Board

April 11, 2013

Lake Forest, Illinois

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	11:00 a.m. Central Daylight Time on Tuesday, May 21, 2013

• Place:	DoubleTree Hotel Chicago O’Hare Airport-Rosemont

5460 North River Road

Rosemont, Illinois 60018

• Record Date:	March 22, 2013

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	Admission to the meeting is by an admissions card. Stockholders who wish to attend the meeting in person must complete and return an Admissions Request Form by May 14, 2013 to receive an admissions card.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of 10 directors	FOR EACH NOMINEE	8
Amendment to ESPP increasing number of shares available for issuance	FOR	30
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013	FOR	34
Advisory vote on executive compensation	FOR	35
Stockholder proposal on equity retention policy	AGAINST	36

Board Nominees

The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
Mark C. Miller	57	1992	Executive Chairman of the Board, Stericycle, Inc.	None
Jack W. Schuler	72	1990	Lead Director and former Chairman, Stericycle, Inc.; former president and chief operating officer, Abbott Laboratories; former chairman, Ventana Medical Systems, Inc.; co-founder and partner, Crabtree Partners LLC	• Nominating and Governance (Chair)
Charles A. Alutto	47	2012	President and Chief Executive Officer, Stericycle Inc.	None
Thomas D. Brown	65	2008	Former senior vice president and president of the diagnostics division, Abbott Laboratories	• Audit

Nominee	Age	Director Since	Principal Occupation	Committees
Rod F. Dammeyer	72	1998	Chairman, CAC, LLC; former vice chairman, Anixter International; former managing partner, Equity Group Investments, LLC.	• Audit (Chair) • Nominating and Governance
William K. Hall	69	2006	Former chairman and chief executive officer, Procyon Technologies, Inc.; former chairman and chief executive officer, Falcon Building Products, Inc.	• Audit
Jonathan T. Lord, M.D.	58	2004	Professor of pathology, University of Miami Miller School of Medicine; former chief operating officer, Miller School of Medicine and UHealth-University of Miami Health System; former chief innovation officer, University of Miami; chairman, Dexcom, Inc.; former president and chief executive officer, Navigenics, Inc.	• Compensation (Chair) • Nominating and Governance
John Patience	65	1989	Chairman of the board of Accelerate Diagnostics, Inc.; co-founder and partner, Crabtree Partners LLC; former vice chairman, Ventana Medical Systems, Inc.; former partner, McKinsey & Company	• Nominating and Governance • Audit
Ronald G. Spaeth	69	2008	Former president, Evanston Northwestern Healthcare Foundation; former president and chief executive officer, Highland Park (Illinois) Hospital	• Compensation
Mike S. Zafirovski	59	2012	Former director, president and chief executive officer of Nortel Networks Corporation; former director, president and chief operating officer of Motorola, Inc.; former president and chief executive officer of General Electric Lighting	• Compensation

Compensation Highlights

Our compensation program is performance-oriented and designed to provide strong incentives to our executive officers to continue to improve our operating performance and thereby create value for all of our stockholders. The following table sets forth the 2012 compensation for each named executive officer as determined under SEC rules. See the notes accompanying the Summary Compensation Table on page 23 for more information.

Named Executive Officer	Salary	Bonus	Option Awards	All Other Compensation	Total Compensation
Mark C. Miller	$221,945	$274,908	$2,228,747	$1,750	$2,727,351
Charles A. Alutto	$296,631	$321,844	$1,215,680	$5,750	$1,839,905
Frank J.M. ten Brink	$296,631	$321,844	$1,519,601	$1,750	$2,139,825
Richard T. Kogler	$296,631	$321,844	$1,519,601	$1,750	$2,139,825
Michael J. Collins	$258,031	$223,145	$709,147	$1,750	$1,192,073

2

ii

28161 North Keith Drive

Lake Forest, Illinois 60045

PROXY STATEMENT

2013 Annual Meeting of Stockholders

To Be Held on May 21, 2013

In this proxy statement, “we,” “us,” “our” and the “Company” all refer to Stericycle, Inc.

GENERAL INFORMATION

Why did I receive this proxy statement and other materials?

The Board of Directors of Stericycle, Inc. is soliciting proxies to vote shares of our stock at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 21, 2013 at 11:00 a.m. Central Daylight Time, at the DoubleTree Hotel Chicago O’Hare Airport-Rosemont, 5460 North River Road, Rosemont, Illinois 60018.

This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2012), were first made available to stockholders on April 11, 2013. Although both are made available together, our annual report to stockholders is not part of this proxy statement.

What will stockholders vote on at the Annual Meeting?

Stockholders will vote on following matters at the Annual Meeting:

•	the election to the Board of the 10 nominees for director named in this proxy statement (Item 1),

•	approval of an amendment to the Company’s Employee Stock Purchase Plan increasing the number of shares available for issuance from 600,000 shares to 900,000 shares (Item 2),

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Item 3),

•	a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement (sometimes referred to as the “say-on-pay” vote) (Item 4),

•

a stockholder proposal requesting that the Compensation Committee of the Board adopt a policy requiring senior executives to hold equity awards until retirement or terminating employment with the Company (Item 5), and

•	any other matter that properly comes before the meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR each of the 10 nominees for election to the Board (Item 1),

•	FOR approval of an amendment to the Company’s Employee Stock Purchase Plan increasing the number of shares available for issuance from 600,000 shares to 900,000 shares (Item 2),

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Item 3),

•	FOR the advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement (Item 4), and

•

AGAINST the stockholder proposal requesting that the Compensation Committee of the Board adopt a policy requiring senior executives to hold equity awards until retirement or terminating employment with the Company (Item 5).

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on March 22, 2013 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.

As of the record date of March 22, 2013, there were 86,201,418 shares of our common stock issued and outstanding.

Why did I receive only a one-page notice in the mail regarding the Internet availability of proxy materials instead of receiving a full set of printed proxy materials?

In accordance with the “notice and access” rules of the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials, including this proxy statement and our annual report to stockholders, over the Internet, and accordingly, we mailed our stockholders a Notice of Internet Availability of Proxy Materials on or about April 11, 2013. This notice contains instructions how to access our proxy materials over the Internet, how to request a printed or electronic copy of these materials and how to vote by Internet, telephone or mail.

The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our stock registrar and transfer agent, Wells Fargo Shareowner Services, you are considered the stockholder of record for those shares and have the right to vote those shares directly. You may vote in person at the Annual Meeting or by proxy.

If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.

As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a valid proxy from your broker.

If I am a stockholder of record, how do I vote?

You may vote in several ways. You may vote in person at the Annual Meeting, or you may vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials.

In addition, if you request copies of our proxy materials in printed form, you may vote by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided.

If I am a beneficial owner of shares held in street name, how do I instruct my broker how to vote?

If you are a beneficial owner of our stock, the Notice of Internet Availability of Proxy Materials was forwarded to you by your broker. You may instruct your broker how to vote over the Internet or by telephone by following the instructions provided in the Notice.

In addition, if you request copies of our proxy materials in printed form, you may instruct your broker how to vote by completing and signing the voting instruction card included in the materials and returning it in the postage-paid envelope provided.

What happens if I am a stockholder of record and sign and return the proxy card but do not make any voting choices?

The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Items 1, 2, 3, 4 and 5. See “What are the Board’s voting recommendations?” above.

We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.

What happens if I am a beneficial owner of shares held in street name and do not give voting instructions to my broker?

Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on routine matters but may not vote those shares on non-routine matters.

A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature.

Which items to be voted on at the Annual Meeting are “routine” and which are “non-routine”?

The ratification of the appointment of our independent registered public accounting firm (Item 3) is considered a routine matter under the relevant rules. All of the other items to be voted on (Items 1, 2, 4 and 5) are considered non-routine matters.

What is the quorum required for the Annual Meeting?

Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting.

If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.

What are my choices in voting on the matters to be voted on at the Annual Meeting?

On Item 1 (the election of directors), you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.

On Item 2 (approval of amendment to Employee Stock Purchase Plan), Item 3 (ratification of the appointment of our independent registered public accounting firm), Item 4 (the say-on-pay vote) and Item 5 (stockholder proposal on equity retention policy), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

What are the voting requirements to approve the matters to be voted on at the Annual Meeting?

•

Item 1 (election of directors): Each nominee for election as a director must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not have any effect on the voting.

•

Item 2 (approval of amendment to Employee Stock Purchase Plan): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “Against.”

•

Item 3 (ratification of the appointment of our independent registered public accounting firm): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “Against.”

•

Item 4 (the say-on-pay vote): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “Against.”

•

Item 5 (stockholder proposal on equity retention policy): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “Against.”

Can I change my vote after I have voted?

If you are a stockholder of record, you may change your vote by voting again over the Internet or by telephone (before those voting facilities are closed at 11:59 p.m. Eastern Daylight Time on May 20, 2013) or by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card. In addition, you may revoke your proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 28161 North Keith Drive, Lake Forest, Illinois 60045.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions to your broker over the Internet or by telephone (before those voting facilities are closed at 11:59 p.m. Eastern Daylight Time on May 20, 2013).

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K which we will file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our stock.

How can I attend the Annual Meeting?

We encourage our stockholders to attend the Annual Meeting. Admission to the meeting is by an admissions card. If you plan to attend the meeting in person, please complete and return the Admission Request Form on the back cover of this proxy statement and an admissions card will be mailed to you. If you are the beneficial owner of shares held in street name, you must also provide confirmation of your stock ownership with your Admission Request Form (for example, by providing a copy of a brokerage firm statement).

All Admission Request Forms must be received by May 14, 2013. An admissions card is not transferable and will admit only the stockholder or stockholders to whom it was issued. If you need directions to the meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

STOCK OWNERSHIP

Stock Ownership by Directors and Officers

The following table provides information about the beneficial ownership of shares of our common stock as of March 22, 2013 by (1) each of our directors, (2) each of our executive officers listed in the Summary Compensation Table on page 23 and (3) all of our directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors (and nominees)
Mark C. Miller(3)(4)	1,122,618	1.3%
Jack W. Schuler(3)	1,315,067	1.5%
Charles A. Alutto(5)	91,106	*
Thomas D. Brown	34,439	*
Rod F. Dammeyer(3)	93,809	*
William K. Hall	44,600	*
Jonathan T. Lord, M.D.	66,229	*
John Patience(3)	290,934	*
Ronald G. Spaeth	34,511	*
Mike S. Zafirovski	—	*
Officers
Frank J.M. ten Brink(3)	242,309	*
Richard T. Kogler	142,079	*
Michael J. Collins	104,696	*
All directors and executive officers as a group (13 persons)	3,582,397	4.1%

*	Less than 1%.

(1)	This column includes shares of common stock issuable upon the exercise of stock options exercisable as of or within 60 days after March 22, 2013. These shares are held as follows: Mr. Miller, 749,894 shares; Mr. Alutto, 90,821 shares; Mr. Schuler, 30,176 shares; Mr. Brown, 34,439 shares; Mr. Dammeyer, 44,827 shares; Mr. Hall, 40,600 shares; Dr. Lord, 66,129 shares; Mr. Patience, 57,972 shares; Mr. Spaeth, 34,511 shares; Mr. ten Brink, 211,352 shares; Mr. Kogler, 125,283 shares; and Mr. Collins, 97,995 shares.

(2)	Shares of common stock issuable under a stock option exercisable as of or within 60 days after March 22, 2013 are considered outstanding for purposes of computing the percentage of the person holding the option but are not considered outstanding for purposes of computing the percentage of any other person.

(3)	The shares shown as beneficially owned by Mr. Schuler include 394,410 shares owned by a trust for his benefit and 29,340 shares owned by his wife, regarding the latter of which Mr. Schuler disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Dammeyer include 37,372 shares owned by a trust for his benefit and 150 shares owned by his wife, regarding which Mr. Dammeyer disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Patience include 1,000 shares owned by his wife, regarding which Mr. Patience disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. ten Brink include 80 shares owned by his wife, regarding which Mr. ten Brink disclaims any beneficial ownership.

(4)	Mr. Miller, who is Executive Chairman of the Board, is also considered an executive officer.

(5)	Mr. Alutto is also our President and Chief Executive Officer.

Stock Ownership of Certain Stockholders

The following table provides information about the beneficial ownership of our common stock by each person who was known to us to be the beneficial owner as of the record date (March 22, 2013) of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,094,418	5.9%

FMR LLC(2) 82 Devonshire Street Boston, Massachusetts 02109	5,056,748	5.9%

Capital World Investors(3) 333 South Hope Street Los Angeles, California 90071	5,000,000	5.8%

Brown Advisory Incorporated(4) 901 South Bond Street, Ste. 400 Baltimore, Maryland 21231	4,262,521	5.0%

(1)	The shares shown as beneficially owned are derived from the Schedule 13G (Amendment No. 2) that The Vanguard Group, Inc. filed with the U.S. Securities and Exchange Commission on February 11, 2013.

(2)	The shares shown as beneficially owned are derived from the Schedule 13G (Amendment No. 2) that FMR LLC filed with the U.S. Securities and Exchange Commission on February 14, 2013.

(3)	The shares shown as beneficially owned are derived from the Schedule 13G (Amendment No. 4) that Capital World Investors filed with the U.S. Securities and Exchange Commission on February 13, 2013.

(4)	The shares shown as beneficially owned are derived from the Schedule 13G that Brown Advisory Incorporated filed with the U.S. Securities and Exchange Commission on May 9, 2012.

Item 1

ELECTION OF DIRECTORS

Our Board of Directors is composed of 10 directors. With the exception of Mark C. Miller, our Executive Chairman of the Board, and Charles A. Alutto, our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours). The Board has determined that all of our outside directors are independent under the applicable listing standards of the NASDAQ Global Select Market.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2014 or until his successor is elected and qualified.

All 10 nominees for election as directors are incumbent directors. The election of directors is uncontested.

Voting in Uncontested Director Elections

Under an amendment to our bylaws that our Board of Directors adopted in March 2011, a nominee for election as a director must receive a majority of the votes cast in order to be elected as a director in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.

If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his successor is elected and qualified or until he resigns. Under our amended bylaws, an incumbent director who is not re-elected is required to tender his resignation as a director. Our Nominating and Governance Committee will review the circumstances and recommend to the Board whether to accept or reject the director’s resignation or take any other action. The Board is required to act on this recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date that the election results are certified.

Nominees for Director

The following table provides information about the nominees for election as directors.

Nominee	Position with the Company	Age
Mark C. Miller	Executive Chairman of the Board of Directors	57
Jack W. Schuler	Lead Director	72
Charles A. Alutto	President, Chief Executive Officer, Director	47
Thomas D. Brown	Director	65
Rod F. Dammeyer	Director	72
William K. Hall	Director	69
Jonathan T. Lord, M.D.	Director	58
John Patience	Director	65
Ronald G. Spaeth	Director	69
Mike S. Zafirovski	Director	59

Mark C. Miller has served as our Executive Chairman since January 2013 and director as of May 1992. He became our Chief Executive Officer in May 1992 and Chairman of the Board of Directors in August 2008. From May 1989 until joining us, Mr. Miller served as vice president for the Pacific, Asia and Africa in the international division of Abbott Laboratories, a diversified health care company, which he joined in 1976 and where he held a number of management and marketing positions. Mr. Miller formerly served as a director of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. He received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa. Mr. Miller was selected by Morningstar, Inc. as its “2009 CEO of the Year.”

Jack W. Schuler has served as the Lead Director of our Board of Directors since August 2008 and served as our Chairman of the Board from January 1990 until becoming Lead Director. From January 1987 to August 1989 he served as president and chief operating officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Medtronic, Inc., a medical technology company, Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests, and Accelerate Diagnostics, Inc., a developer of automated diagnostics systems, and formerly served as chairman of the board of directors of Ventana Medical Systems, Inc., and as a director of Amgen Incorporated, Chiron Corporation, Elan Corporation, plc, and ICOS Corporation. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, and is a trustee of Carleton College. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

Charles A. Alutto has served as our President and Chief Executive Officer since January 2013 and as a director since November 2012. He joined us in May 1997 following our acquisition of the company where he was then employed. He became an executive officer in February 2011 and served as President, Stericycle USA. He previously held various management positions with us, including vice president and managing director of SRCL Europe and corporate vice president of our large quantity generator business unit. Mr. Alutto received a B.S. degree in finance from Providence College and a M.B.A. degree in finance from St. John’s University.

Thomas D. Brown has served as a director since May 2008. From 1974 until his retirement in 2002, Mr. Brown held various sales, marketing and management positions at Abbott Laboratories, where he served as a senior vice president and president of the diagnostics division from 1998 to 2002 and as corporate vice president for worldwide commercial operations from 1993 to 1998. He is a director of Quidel Corporation and Cepheid, a molecular diagnostics company, and formerly served as a director of Ventana Medical Systems, Inc. Mr. Brown received a B.A. degree from the State University of New York at Buffalo.

Rod F. Dammeyer has served as a director since January 1998. He is the chairman of CAC, LLC, a private company providing capital investment and management advisory services, and is the former vice chairman of Anixter International, where he served from 1985 until February 2001, and the former managing partner of corporate investments of Equity Group Investments, L.L.C., where he served from 1995 until June 2000. Mr. Dammeyer serves as a director of Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests, and as an independent trustee of various Invesco Van Kampen mutual funds, and formerly served as a director of Ventana Medical Systems, Inc. prior to its being acquired in February 2008 and as a director of The Scripps Research Institute. Mr. Dammeyer received a B.S. degree in accounting from Kent State University.

William K. Hall has served as a director since August 2006. He is a private equity investor who served from 2000 to 2009 as chairman of the board and chief executive officer of Procyon Technologies, Inc., a privately-owned holding company. From 1994 to 2000, Mr. Hall was chairman and chief executive officer of Falcon Building Products, Inc., a manufacturer and distributor of residential and commercial construction and home improvement products. He serves as a director of Actuant Corporation, a diversified industrial products manufacturer, A.M. Castle & Co., a specialty metals and plastics distributor, and W.W. Grainger, a supplier of facilities maintenance products, and as a trustee of the Rush University Medical Center. Mr. Hall received a B.S.E. degree in aeronautical engineering, a M.S. degree in mathematical statistics, and M.B.A. and Ph.D. degrees in business from the University of Michigan.

Jonathan T. Lord, M.D. has served as a director since August 2004. He is currently professor of pathology at the University of Miami Miller of School of Medicine. Dr. Lord previously served as chief operating officer of the Miller School of Medicine and UHealth-University of Miami Health System. He has served as a director of Dexcom, Inc., a developer of glucose sensing technologies, since May 2008 and since May 2010 has served as its chairman of the board. From May 2009 to January 2010, he served as president and chief executive officer of Navigenics, Inc., a privately-held personal genomics testing company. Prior to joining Navigenics, Inc., Dr. Lord was chief innovation officer/senior vice president at Humana Inc., a health benefits company, which he joined in April 2000. From October 1999 to April 2000, he served as president of Health Dialog Services Corporation, a health information provider, and from April 1997 to October 1999, he served as chief operating officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. He serves as a director of Dexcom, Inc., a developer of glucose sensing technologies, and formerly served as a director of Neurometrix, Inc. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami.

John Patience has served as a director since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. He is currently the chairman of the board and a director of Accelerate Diagnostics, Inc., a developer of automated diagnostics systems. He formerly served as a director and vice chairman of the board of directors of Ventana Medical Systems, Inc., a public company prior to its being acquired in February 2008. From January 1988 to March 1995, he was a general partner in a venture capital firm which he co-founded and which led our pre-IPO funding. He was previously a partner in the consulting firm of McKinsey & Company, specializing in health care. Mr. Patience received B.A. and LL.B. degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

Ronald G. Spaeth has served as a director since May 2008. He served as president of Evanston Northwestern Healthcare Foundation from 2002 to 2007 and as the president and chief executive officer of Highland Park (Illinois) Hospital from 1983 to 2002. He serves as a director of several private companies. Mr. Spaeth was formerly a director of Cole Taylor Bank and a member of the board of commissioners of the Joint Commission on the Accreditation of Healthcare Organizations, a member of the board of trustees of the American Hospital Association, chairman of the board of trustees of the Illinois Hospital Association and chairman of the board of governors of the American College of Healthcare Executives. He received a B.S. degree from Case Western Reserve University and a M.B.A. degree from the University of Chicago Graduate School of Business.

Mike S. Zafirovski has served as a director since November 2012. Mr. Zafirovski is the founder and president of The Zaf Group LLC, established in November 2012. Mr. Zafirovski has served as an executive advisor to The Blackstone Group since October 2011. From November 2005 to August 2009, Mr. Zafirovski served as the president and chief executive officer and a director of Nortel Networks Corporation. Prior to that, he was the president and chief operating officer and a director of Motorola, Inc. from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as executive vice president and president of the Personal Communications Sector of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as president and chief executive officer of five businesses in the consumer, industrial and financial services areas, his most recent being president and chief executive officer of GE Lighting from July 1999 to May 2000. Mr. Zafirovski also serves as a director of The Boeing Company and three private companies. He received a B.A. degree in mathematics from Edinboro University in Pennsylvania.

Director Qualifications

We believe that our 10 directors continue to possess the experience, qualifications and skills that warranted their initial election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service on the boards of other public and private companies, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies.

Our directors individually bring to the Board a wide range of experience, backgrounds and knowledge. Among other things that each of our directors brings: Mr. Miller brings a wealth of knowledge of our industry; Mr. Alutto brings experience in sales and marketing, operations, and general management of our industry; Mr. Schuler brings experience managing the operations of a multinational healthcare company and knowledge of the dynamics of the healthcare industry; Mr. Brown brings experience managing the operations of a multinational diagnostics business; Mr. Dammeyer brings experience in a very wide range of businesses; Mr. Hall brings experience in developing, managing and expanding global manufacturing companies; Dr. Lord brings an understanding of healthcare delivery systems; Mr. Patience brings experience with public and private healthcare companies; Mr. Spaeth brings a knowledge of healthcare delivery systems; and Mr. Zafirovski brings experience managing the operations of multinational communications and technology companies.

When the Board elected Mr. Zafirovski as a director in November 2012, it was aware that Nortel Networks Corporation had filed for bankruptcy protection in January 2009 while Mr. Zafirovski was serving as its president and chief executive officer and a director. The Board concluded that this event did not impair Mr. Zafirovski’s ability to serve as one of the Company’s directors.

Committees of the Board

Our Board of Directors has standing Compensation, Audit, and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of the NASDAQ Global Select Market.

Compensation Committee

The Compensation Committee makes recommendations to the Board of Directors concerning the base salaries and cash bonuses of our executive officers and reviews our employee compensation policies generally. The Committee also administers our stock option plans as they apply to our executive officers. In addition, the Committee periodically reviews our compensation practices to evaluate whether they pose enterprise or other risks to us.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.

The Audit Committee reviews our risk management policies and practices and reports any significant issues to the Board. Matters of risk management are brought to the Committee’s attention by our Executive Vice President and Chief Financial Officer, who fills the functional role of our chief risk officer, or by our chief regulatory compliance officer or our principal internal auditor, who focuses on potential weaknesses that could result in a failure of an internal control process. Our management reviews and reports on potential areas of risk at the Committee’s request or at the request of other members of the Board.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and evaluates possible nominees for election to the Board of Directors and recommends to the Board a slate of nominees for election at the annual meeting of stockholders. The Committee also recommends to the Board director assignments to the Board’s committees. In addition, the Committee develops, recommends to the Board and oversees the implementation of our corporate governance policies and practices.

The Committee considers a variety of factors in evaluating a candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, with a particular emphasis on probity, independence of judgment and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and healthcare services generally, and experience serving on the boards of other public companies. In evaluating a candidate’s qualification for election to the Board, the Committee also considers whether and how the candidate would contribute to the Board’s diversity, which we define broadly to include gender and ethnicity as well as background, experience and other individual qualities and attributes. The Committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the Committee also considers the director’s preparation for and participation in meetings of the Board of Directors and the committee or committees of the Board on which the director serves.

In identifying potential candidates for selection in the future as nominees for election as directors, the Committee relies on suggestions and recommendations from the other directors, management, stockholders and others and, when appropriate, may retain a search firm for assistance. The Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. See page 14 “Communications with the Board.”

Committee Charters

The charters of the Compensation, Audit, and Nominating and Governance Committees are available on our website, www.stericycle.com.

Committee Members and Meetings

The following table provides information about the membership of the committees of the Board of Directors during 2012:

Director	Compensation Committee		Audit Committee		Nominating and Governance Committee
Jack W. Schuler(1)			x		x	*
Thomas D. Brown			x
Rod F. Dammeyer(2)			x	*	x
William K. Hall(3)	x
Jonathan T. Lord, M.D.	x	*			x
John Patience			x		x
James W.P. Reid-Anderson(4)	x
Ronald G. Spaeth	x
Mike S. Zafirovski	x

*	Chairman of committee

(1)	Effective January 1, 2013, Mr. Schuler no longer serves on the Audit Committee but continues to serve as Chairman of the Nominating and Governance Committee.

(2)	The Board of Directors has determined that Mr. Dammeyer, the Chairman of the Audit Committee, is an audit committee financial expert as described in the applicable rules of the U.S. Securities and Exchange Commission.

(3)	Effective January 1, 2013, the Board re-assigned Mr. Hall from the Compensation Committee to the Audit Committee.

(4)	In November 2012, the Board accepted the resignation of Mr. Reid-Anderson and elected Mr. Zafirovski to fill the vacancy created by Mr. Reid-Anderson’s resignation.

Our Board of Directors held four meetings in person or by teleconference during 2012 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held eight meetings in person or by teleconference during the year. The Compensation Committee held two meetings by teleconference during the year. The Nominating and Governance Committee did not meet separately from the full Board during 2012.

All of our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2012. All of the members of the Audit, Compensation and Nominating and Governance Committees attended in person or participated by teleconference in all of the meetings of those committees during the year, with the exception that one member of the Audit Committee missed two meetings.

We encourage our directors to attend the annual meeting of stockholders. All of the nominees for election as directors attended the 2012 Annual Meeting of Stockholders, and we anticipate that all of our directors will attend this year’s Annual Meeting.

Lead Director

We amended our bylaws in August 2008 and November 2012 to require the Board of Directors to appoint one of our outside directors as the Lead Director if and when our president and chief executive, or any other officer or employee, is serving as the Executive Chairman of the Board. The Lead Director is required to be independent under the listing standards of the NASDAQ Global Select Market, and serves at the Board’s pleasure until the next election of directors by the stockholders.

Working with the Executive Chairman of the Board, the Lead Director is responsible for coordinating the scheduling and agenda of board meetings and the preparation and distribution of agenda materials. The Lead Director presides when the Board meets in executive session or in the absence of the Executive Chairman of the Board and may call special meetings of the Board when he considers appropriate. In general, the Lead Director oversees the scope, quality and timeliness of the flow of information from our management to the board and serves as an independent point of contact for stockholders wishing to communicate with the Board other than through the Executive Chairman of the Board.

In August 2008, our Chairman of the Board, Jack W. Schuler, resigned as Chairman after serving for more than 18 years, and our Board appointed him as our Lead Director and appointed our then President and Chief Executive Officer, Mark C. Miller, who had served in these positions for more than 16 years, to the additional position of Chairman of the Board. The Board made each of these changes to give formal recognition to Mr. Miller and to acknowledge the way in which the roles played by Messrs. Schuler and Miller had evolved over time. Effective January 2013, Mr. Miller assumed the position of Executive Chairman of the Board and Charles A. Alutto became our President and Chief Executive Officer.

Corporate Governance

Executive Sessions of the Board

Our Board of Directors excuses Mr. Alutto, our President and Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board, with our Lead Director presiding, to review Mr. Alutto’s performance as President and Chief Executive Officer and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors by completing confidential evaluation forms that are returned to Mr. Schuler as the Chairman of the Nominating and Governance Committee. At a subsequent meeting of the Board, Mr. Schuler leads a discussion with the full Board of any issues and suggestions for improvement identified in his review of these evaluation forms.

Policy on Related Party Transactions

The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director or executive officer or an immediate family member of any director or executive officer. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. In reviewing proposed transactions with related parties, the Audit Committee will consider the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally. There were no transactions during 2012 that required the Audit Committee’s approval.

Succession Planning

The Board of Directors annually reviews and approves our succession planning for our Chief Executive Officer, our other executive officers and a number of other officers. In February 2012 the Board of Directors selected Mr. Miller to become Executive Chairman of the Board and Charles A. Alutto to succeed him as our Chief Executive Officer effective as of January 1, 2013.

Required Resignation on Change in Job Responsibilities

By informal agreement, the Board of Directors has adopted a policy that a director must tender his resignation if the director’s principal occupation or business association changes substantially from the position that he held when originally elected to the Board. The Nominating and Governance Committee will then review the circumstances of the director’s new position or retirement and recommend to the full Board whether to accept or reject the director’s resignation in light of the contribution that he can be expected to continue to make to the Board.

Communications with the Board

Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Executive Chairman of the Board and at his direction to the other directors, and communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to the Lead Director will be forwarded to him and at his direction to the other directors, and communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his direction to the other members of the committee.

AUDIT COMMITTEE REPORT

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with applicable legal and regulatory requirements. The Committee’s charter is available on the Company’s website, www.stericycle.com. The members of the Committee who served during 2012 were Messrs. Dammeyer (Chairman), Brown, Patience and Schuler. Effective January 1, 2013, the current members of the Committee are Messrs. Dammeyer (Chairman), Brown, Hall and Patience.

In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent registered public accounting firm to audit those financial statements. The Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we review and discuss with both management and Ernst & Young LLP, the Company’s independent registered public accounting firm, all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and Ernst & Young LLP the quarterly and annual financial statements for the fiscal year ended December 31, 2012. Our reviews and discussions with Ernst & Young LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. We also discussed with Ernst & Young LLP matters relating to their independence, including a review of their audit and non-audit fees and the letter and written disclosures that the Committee received from Ernst & Young LLP pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Rod F. Dammeyer, Chairman

Thomas D. Brown

William K. Hall

John Patience

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Compensation Philosophy. Our compensation program for executive officers has three objectives:

•	to attract, motivate and retain highly qualified executive officers;

•	to make a substantial portion of their compensation dependent on the Company’s attainment of a measurable Company-wide performance target; and

•	to structure most of their compensation so that they benefit only if our stockholders benefit.

Our compensation program is straightforward and has remained essentially unchanged in design for more than 15 years. The program consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and a performance bonus, and long-term incentive compensation is paid in the form of stock options.

Performance-Oriented. Our compensation program is performance-oriented. We favor (i) cash performance bonuses and (ii) stock options vesting in 20% annual increments over five years as the principal components of our executive officers’ compensation. We believe that these components provide strong incentives to our executive officers to continue to improve our operating performance and thereby create value for all of our stockholders.

The following table presents some key data reflecting our performance-oriented compensation program:

Key Data	2012	2011	2010
Year-over-year increase in non-GAAP earnings per diluted share(1)	15.4%	13.2%	20.3%

Total stockholder return(2)	19.7%	(3.7)%	46.7%

Performance bonus and stock options of named executive officers as a percentage of their total compensation	86.2%	86.8%	85.1%

Year-over-year increase in total compensation of Mark C. Miller, Chairman of the Board and Chief Executive Officer(3)	(36.0)%	12.3%	58.7%

(1)	Our publicly disclosed non-GAAP earnings per diluted share is calculated as U.S. generally accepted accounting principles earnings per diluted share adjusted for acquisition-related expenses, restructuring costs and other items.

(2)	Our total stockholder return is measured as the change in the closing price of a share of our common stock on December 31 (or the last trading day of the year) from its closing price on December 31 of the prior year (or the last trading day of the prior year).

(3)	Mr. Miller served as our Chairman of the Board and Chief Executive Officer until January 1, 2013 when he became Executive Chairman of the Board. Charles A. Alutto assumed the roles of President and Chief Executive Officer effective January 1, 2013.

Compensation Committee. Compensation decisions for our executive officers are made by the Compensation Committee of our Board of Directors. All of the Committee’s members are independent under the applicable NASDAQ listing standards. The Committee’s decisions relating to base salaries and bonuses are subject to the review and approval of the full Board; the Committee’s decisions relating to stock options are reviewed by the full Board but are not subject to its approval.

Compensation Guidelines. The Compensation Committee takes into account a number of factors in setting the base salaries and bonus percentages of our executive officers and determining the stock options to be granted to them. The principal factors driving the Committee’s decisions continue to remain: (i) providing our executive officers with total potential cash compensation at the 50th percentile shown on an informal survey of executive officer compensation at 14 public companies providing waste management, healthcare, chemical treatment, storage and related business services and (ii) providing our principal executive officers (our chief executive officer, chief operating officer and chief financial officer) with long-term incentive compensation up to the 75th percentile shown on this survey for their positions.

The companies surveyed consisted of ABM Industries, Inc., Brink’s Company, Charles River Laboratories International, Inc., Chemed Corporation, Cintas Corporation, Clean Harbors, Connections Corporation of America, Covanta Holding Corporation, Cross Country Healthcare, Inc., Equifax, Inc., Healthcare Services Group, Inc., Iron Mountain Incorporated, Republic Services, Inc., and Waste Connections, Inc. The component companies in our survey may change from year to year as we continue to refine the list of surveyed companies for comparability to us in respect of factors like company performance, services offered, and industries served.

Base Salaries. During 2012, Mr. Miller’s base salary, which was increased in 2011, was decreased to $205,000. The base salaries of the other named executive officers, which were also increased in 2011, were raised in 2012 to $300,000 for Messrs. ten Brink, Kogler, and Alutto and $260,000 for Mr. Collins.

Performance Bonuses. Our performance bonus program is intended to provide a short-term cash incentive to our executive officers. Each executive officer is eligible for a cash bonus equal to a specified percentage of his base salary. For 2012, the bonus percentages of our named executive officers were 125% for Mr. Miller, 100% for Messrs. ten Brink, Kogler and Alutto, and 80% for Mr. Collins. Using EBITDA (earnings before interest, taxes, depreciation and amortization) as the performance metric, the Compensation Committee sets target levels each year on the basis of the EBITDA shown in our final operating plan and budget for the year as approved by our Board of Directors, subject to any adjustments that the Compensation Committee considers appropriate to refine EBITDA as an internal measure of our operating performance. These target levels provide for potential performance bonuses increasing linearly from the 100% level (a performance bonus equal to the specified percentage of the executive officer’s base salary) to the 150% level (a performance bonus equal to 150% of the specified percentage of the executive officer’s base salary).

For 2012, our target EBITDA for the payment of performance bonuses at the 100% level was $572.8 million (compared to $496.3 million for 2011), and our target EBITDA for payment of performance bonuses at the maximum 150% level was $580.8 million (compared to $499.3 million for 2011). Our actual EBITDA for the year for purposes of the performance bonus program was $573.9 million (the sum of income from operations of $468.3 million plus $76.3 million of depreciation and amortization plus $28.8 million of acquisition-related expenses, restructuring costs and other items that the Compensation Committee did not consider part of our day-to-day operations).

Our executive officers accordingly received performance bonuses for 2012, paid in February 2013, equal to 107% of the bonus percentages of their base salaries. The performance bonuses for Messrs. Miller, ten Brink, Kogler, Collins and Alutto were $274,908, $321,844, $321,844, $223,145, and $321,844, respectively.

Stock Option Grants. We use stock options as the major component of the compensation of our executive officers because of the performance incentives that stock options provide. Our stock options are always granted at the closing price of our stock on the date of the grant, and thus the value to our executive officers of their stock options depends entirely on the subsequent growth in value of our stock. The executive officers’ stock options accordingly provide an incentive for sustained levels of superior performance that contribute to our overall success as reflected in the market price of our stock, to the benefit not just of our executive officers but all of our stockholders.

At the Compensation Committee’s meeting in February 2012, the Committee determined the annual stock option grants to our executive officers and to our employees generally taking into account (i) our operating performance, (ii) prior stock option grants, (iii) stock option grants and compensation practices at other companies with which members of the compensation committee were familiar and (iv) the goal of limiting stock option grants to executive officers and employees generally to no more than 10% of our fully-diluted shares over a trailing five-year period, thus averaging dilution of no more than 2% a year.

The Committee adjusted the stock option grants to Messrs. Miller, ten Brink and Kogler on the basis of the long-term incentive compensation guideline previously described. In this regard, the Committee considered the positions of chief financial officer and chief operating officer to be of equal value and used the average of the long-term incentive compensation for these positions at the 75th percentile in determining the stock options granted to Messrs. ten Brink and Kogler.

The Committee granted options for a total of 355,000 shares to our executive officers as follows: Mr. Miller, 110,000 shares; Messrs. ten Brink and Kogler, each 75,000 shares; Mr. Collins, 35,000 shares; and Mr. Alutto, 60,000 shares.

Bonus Conversion Program. We maintain a bonus conversion program for our executive officers and other management employees allowing them to convert all or a portion of their performance bonuses into stock options. The program is intended to enable our executive officers and other participants to trade current compensation for the possibility of greater rewards in the future if our stock continues to perform well.

All of our named executive officers participated in this program in respect of their performance bonuses for 2012 payable in February 2013. Mr. Miller elected to forgo his entire performance bonus and received instead an option for 12,365 shares, Mr. ten Brink elected to forgo $48,277 of his performance bonus and received instead an option for 2,171 shares, Mr. Kogler similarly elected to forgo $48,277 of his performance bonus and received instead an option for 2,171 shares, Mr. Collins elected to forgo $44,629 of his performance bonus and received instead an option for 2,007 shares, and Mr. Alutto elected to forgo $48,277 of his performance bonus and received instead an option for 2,171 shares.

Types of Compensation Not Provided. We believe that an understanding of our compensation program for executive officers is enhanced by noting some of the types of compensation or benefits that we do not provide:

•

we do not maintain any retirement, supplemental retirement or deferred compensation plan for our executive officers (aside from an employee stock purchase plan and a conventional 401(k) plan in which virtually all U.S. employees are eligible to participate);

•

while awards of restricted stock and restricted stock units are authorized under our 2005, 2008, and 2011 stock option plans, we have never made any awards of restricted stock or RSUs to our executive officers;

•

we have not entered into any agreement or adopted any plan providing for severance benefits or salary continuation payments to any of our executive officers in the event of a change of control or termination of employment; and

•	we do not provide any perquisites or personal benefits to any of our executive officers.

Compensation Decisions

In addition to the two guidelines previously described (see Overview—Compensation Guidelines, on page 16), the Compensation Committee takes into account a number of other factors in setting the base salaries and bonus percentages of our executive officers and determining the stock options to be granted to them. The Committee’s decisions are made with a view to reaching an overall result that, in the Committee’s subjective judgment, is appropriate and fair to the particular executive officer, both in absolute terms and relative to the compensation of the other executive officers, and fair as well to us and to our stockholders. The Committee does not reach this result in a mechanical fashion but, rather, considers each executive officer’s role and contribution to our performance, the officer’s compensation history and the compensation practices at other companies with which members of the Committee are familiar.

Compensation decisions are made annually at the regular meeting of the Compensation Committee during the first quarter of year, typically in February, when the results of our prior year’s performance are available internally and can be taken into account by the Committee in determining the executive officers’ performance bonuses for the prior year and their base salaries and bonus percentages for the current year. The Committee believes that incentives are likely to have a greater effect on performance the sooner they are communicated and accordingly determines bonus percentages and annual option grants as early in the year as practicable. The Committee’s decisions are made without regard to our anticipated earnings or other announcements.

Our Chief Executive Officer makes recommendations to the Committee regarding the compensation of the other executive officers, but management does not otherwise participate in the Committee’s decisions.

The Committee reviews the results of the voting on each annual non-binding “say-on-pay” proposal. Last year, a substantial majority (approximately 97%) of our stockholders who voted on the “say-on-pay” proposal at the 2012 Annual Meeting approved our executive compensation as described in the Compensation Discussion and Analysis and tabular disclosures in our proxy statement for the meeting. The Committee did not implement any changes as a direct result of the stockholders’ advisory vote.

Base Salaries

In November 2012, the Compensation Committee decreased the base salary of Mr. Miller to $142,000 and increased the base salary of Mr. Alutto to $350,000, in each case effective January 1, 2013, to reflect the changes in their respective roles as of the effective date. In February 2013, the Compensation Committee increased the base salaries of each of Messrs. ten Brink and Kogler to $309,000, and raised the base salary of Mr. Collins to $275,000.

Performance Bonuses

Under our performance bonus program, if we fail to attain our target EBITDA for payment of performance bonuses at the 100% level, our executive officers are not assured of any bonuses. In these circumstances, the Compensation Committee may decide in its discretion either that no performance bonuses are warranted or that it would be appropriate to award on the basis of individual merit cash bonuses of some order of magnitude smaller than the performance bonuses that would have been paid if we had attained our target EBITDA for payment of performance bonuses at the 100% level.

In February 2013, the Compensation Committee reduced the bonus percentage for 2013 of Mr. Miller to 90%, increased the bonus percentage of Mr. Alutto to 125%, Messrs. ten Brink and Kogler remained unchanged at 100%, and increased bonus percentage of Mr. Collins to 90%.

Stock Options

The exercise price per share of an option granted under one of our stock option plans may not be less than the closing price of a share of our common stock on the date of the option grant. The maximum term of an option may not exceed 10 years, and an option may be exercised only when it is vested and only while the executive officer or other employee remains an employee of ours and for a limited period following the termination of his or her employment.

Options granted to executive officers and employees generally vest over five years at the rate of one-fifth of the option shares on each of the first five anniversaries of the option grant date. (As noted below, options granted under our bonus conversion program are immediately vested.) Options also become exercisable upon the option holder’s death or upon a “change in control.”

We currently have three stock option plans under which new stock options may be granted to our executive officers and employees generally: (i) the 2011 Incentive Stock Plan, which our stockholders approved in May 2011, (ii) the 2008 Incentive Stock Plan, which our stockholders approved in May 2008, and (iii) the 2005

Incentive Stock Plan, which our stockholders approved in April 2005. There are also stock options outstanding under our 2000 Nonstatutory Stock Option Plan, which expired in February 2010, and our 1997 Stock Option Plan, which expired in January 2007.

As of December 31, 2012, there were 3,000,000 shares available for future option grants under the 2011 plan, 288,980 shares available for future option grants under the 2008 plan and 24,012 shares were available for future option grants under the 2005 plan.

In February 2013, the Committee determined the annual stock option grants to our executive officers and to our employees generally. The Committee granted options for a total of 378,300 shares to our executive officers as follows: Mr. Miller, 53,350 shares; Mr. Alutto, 145,500 shares; Messrs. ten Brink and Kogler, each 67,900 shares; and Mr. Collins, 43,650 shares.

Bonus Conversion Program

Under our bonus conversion program, a participant may irrevocably elect in advance of any bonus award to forgo some portion or all of any performance bonus otherwise payable to him and receive instead an immediately vested nonstatutory stock option under one of our stock option plans at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date.

The number of shares for which an option is granted is determined by dividing (i) a specified multiple of the amount of the cash bonus that the participant elected to forgo by (ii) the average closing price of our common stock during the year for which the bonus is payable. Our Board of Directors has fixed the multiple at four for 2012 and 2013.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan (the “ESPP”), which our stockholders approved in May 2001. The ESPP currently authorizes 600,000 shares of our common stock to be purchased by qualifying employees at a 15% discount from the market price of the stock through payroll deductions during two six-month offerings each year. In February 2013, our Board of Directors approved an amendment to the ESPP increasing the number of shares available for issuance from 600,000 shares to 900,000 shares and recommended that the amendment be submitted to our stockholders for their approval at the Annual Meeting. See Item 2 of this proxy statement. A qualifying employee who elects to participate in an offering is granted an option on the first day of the offering for a number of shares equal to the employee’s payroll deductions under the ESPP during the offering period (which may not exceed $5,000) divided by the option price per share. The option price per share is the lower of 85% of the closing price of a share of our common stock on the first trading day of the offering period or 85% of the closing price on the last trading day of the offering period.

Each employee of Stericycle, Inc. or of a U.S. subsidiary of ours who has completed six months’ employment as of the first day of an offering and who is a full-time employee, or a part-time employee who customarily works at least 20 hours per week, is eligible to participate in the offering. During 2012, we implemented a separate employee stock purchase plan for our employees in the United Kingdom as a sub-plan under the ESPP.

During 2012, Messrs. Collins and Alutto each purchased 138 shares under the ESPP, and Messrs. Kogler and ten Brink each purchased 113 shares.

401(k) Plan

We maintain a 401(k) plan in which employees who have completed 90 days’ employment are eligible to participate. We have discretion under the plan to make matching contributions of a percentage of the participants’

own contributions to the plan as the Board of Directors determines each year. For 2012, we made a matching contribution of 50% of each participant’s contributions to the plan, up to a maximum matching contribution of $1,750. We made the maximum matching contribution for each of Messrs. Miller, Alutto, Kogler, Collins and ten Brink.

Retirement Plans and Deferred Compensation Arrangements

Aside from our ESPP and 401(k) plan, we do not maintain any other qualified plans (for example, a qualified defined benefit or a money purchase pension plan), and we have not adopted any nonqualified retirement or deferred compensation plan or arrangement.

Retiree Medical Benefits

In February 2009, we adopted a supplement to our self-insured medical plan to allow eligible employees to continue to participate in the plan following retirement, with the same coverage and benefits as active employees, at an actuarially determined cost to the retired employee equivalent to the cost of coverage of an active employee for the type of coverage selected. Eligible employees are management employees at or above the specified grade level (thus including our executive officers), who are age 50 or older, who have worked for us for at least 10 years, and the sum of whose age plus his or her years of service is 65 or more.

Perquisites and Personal Benefits

We do not provide any perquisites or personal benefits to our executive officers.

Employment Agreements

We have not entered into written employment agreements with any of our executive officers. All of our executive officers have entered into confidentiality, nonsolicitation and noncompetition agreements with us.

Termination and Change-in-Control Payments

We have not entered into salary continuation, severance or similar agreements or arrangements with any of our executive officers. We have no contractual or other obligation to provide severance benefits or other payments in the event of a change in control or termination of employment. (In this regard, however, we note that all of our stock option plans provide for the full vesting upon a change in control of all unvested options held by our employees, including our executive officers.)

Stock Ownership Requirements

All of our executive officers are required to hold a minimum position in our stock. An executive officer with less than five years service as an executive officer must have a position equal to three times his base salary, and an executive officer with five or more years of service must have a position equal to five times his base salary.

An executive officer’s stock ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds. An executive officer who does not satisfy the applicable minimum stock ownership requirement may not sell any shares of our stock, with the exception that the officer may engage in a cashless exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related withholding taxes. An executive officer who satisfies the applicable minimum stock ownership requirement may not sell any shares if, as a result, he would then violate the applicable minimum stock ownership requirement. All of our executive officers satisfy the applicable minimum stock ownership requirement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Jonathan T. Lord, M.D., Chairman

Ronald G. Spaeth

Mike S. Zafirovski

SUMMARY COMPENSATION TABLE

The following table provides information about the compensation paid or earned during the period 2010-2012 by our principal executive officer, principal financial officer and three most highly compensated other executive officers (the “named executive officers”):

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compen- sation(3) ($)	Total ($)
Mark C. Miller(4) Chairman of the Board and Chief Executive Officer	2012 2011 2010	$221,945 312,672 305,964	$274,908 590,893 573,683	$2,228,747 3,356,789 2,906,424	$1,750 1,750 7,780	$2,727,351 4,262,104 3,793,851

Charles A. Alutto(5)(6)(7) President, Stericycle USA	2012 2011 2010	$296,631 247,209 —	$321,844 312,863 —	$1,215,680 672,623 —	$5,750 10,480 —	$1,839,905 1,243,175 —

Frank J.M. ten Brink(8) Executive Vice President and Chief Financial Officer	2012 2011 2010	$296,631 275,919 259,401	$321,844 354,578 344,250	$1,519,601 1,262,355 991,439	$1,750 1,508 1,750	$2,139,825 1,894,360 1,596,840

Richard T. Kogler(9) Executive Vice President and Chief Operating Officer	2012 2011 2010	$296,631 275,919 259,401	$321,844 354,578 344,250	$1,519,601 1,262,355 991,439	$1,750 1,750 1,750	$2,139,825 1,894,602 1,596,840

Michael J. Collins(10) Executive Vice President and President, Recall and Return Management Services	2012 2011 2010	$258,031 245,262 236,495	$223,145 259,560 252,000	$709,147 570,960 396,575	$1,750 1,750 1,750	$1,192,073 1,077,532 886,820

(1)	The amounts in this column are the gross amounts of the named executive officer’s performance bonus for the particular year before any conversion of the bonus into an option pursuant to our bonus conversion program. See the second paragraph of the following note (2) and notes (4), (6) and (8)-(10).

(2)	The amounts in this column represent the fair value of options that we granted in 2012, 2011, and 2010 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”), excluding the effect of the expected forfeiture rate. The assumptions made in the valuation of these options are described at the end of Note 6, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 (available at www.stericycle.com).

The amount in this column for a particular year does not include the fair value of any option that we granted during that year pursuant to our bonus conversion program in respect of the named executive officer’s performance bonus for the prior year. See the following notes (4), (6) and (8)-(10).

(3)	The amounts in this column represent our matching 401(k) plan contributions for 2012, 2011, and 2010 for each of our named executive officers. The amount for Mr. Miller in 2010 also includes $6,030 in expenses for Mr. Miller and his wife to attend and host resort activities to recognize top-ranking Company sales personnel.

(4)	Mr. Miller served as Chairman and Chief Executive Officer until January 1, 2013 when he became Executive Chairman of the Board. The amounts in the “Bonus” column for Mr. Miller are the gross amounts of his performance bonuses for 2012, 2011, and 2010. Pursuant to our bonus conversion program, Mr. Miller elected to forgo his entire performance bonus for each of these years and received instead options for 12,365, 27,998, and 36,081 shares, respectively. The fair value of these bonus conversion options is not included in the amounts in Mr. Miller’s “Option Awards” column.

(5)	Mr. Alutto became an executive officer in February 2011 and served as President, Stericycle USA, until January 1, 2013 when he became President and Chief Executive Officer. The amounts reported reflect his compensation after becoming an executive officer.

(6)	The amount in the “Bonus” column for Mr. Alutto is the gross amount of his performance bonus for 2012 and 2011. Pursuant to our bonus conversion program, Mr. Alutto elected to forgo $48,277 of his performance bonus for 2012 and received instead an option for 2,171 shares and a net cash bonus of $273,567. The fair value of this bonus conversion option is not included in the amount for 2012 in Mr. Alutto’s “Option Awards” column. He did not participate in our bonus conversion program for his performance bonus for 2011.

(7)	Included in the “All Other Compensation” column for Mr. Alutto is $4,000 and $8,730 for 2012 and 2011 for tax preparation services related to his previous employment in the UK.

(8)	The amounts in the “Bonus” column for Mr. ten Brink are the gross amounts of his performance bonuses for 2012, 2011, and 2010. Pursuant to our bonus conversion program, Mr. ten Brink elected to forgo $48,277 of his performance bonus for 2012 and received instead an option for 2,171 shares and a net cash bonus of $273,567; he elected to forgo $70,916 of his performance bonus for 2011 and received instead an option for 3,360 shares and a net cash bonus of $283,662; and he elected to forgo $68,850 of his performance bonus for 2010 and received instead an option for 4,330 shares and a net cash bonus of $275,400. The fair value of these bonus conversion options is not included in the amounts in Mr. ten Brink’s “Option Awards” column.

(9)	The amounts in the “Bonus” column for Mr. Kogler are the gross amounts of his performance bonuses for 2012, 2011 and 2010. Pursuant to our bonus conversion program, Mr. Kogler elected to forgo $48,277 of his performance bonus for 2012 and received instead an option for 2,171 shares and a net cash bonus of $273,567; he elected to forgo $70,916 of his performance bonus for 2011 and received instead an option for 3,360 shares and a net cash bonus of $283,662, and he elected to forgo $68,850 of his performance bonus for 2010 and received instead an option for 4,330 shares and a net cash bonus of $275,400. The fair value of these bonus conversion options is not included in the amounts in Mr. Kogler’s “Option Awards” column.

(10)	The amounts in the “Bonus” column for Mr. Collins are the gross amounts of his performance bonuses for 2012, 2011 and 2010. Pursuant to our bonus conversion program, Mr. Collins elected to forgo $44,629 of his performance bonus for 2012 and received instead an option for 2,007 shares and a net cash bonus of $178,516; he elected to forgo $51,912 of his performance bonus for 2011 and received instead an option for 2,460 shares and a net cash bonus of $207,648; and he elected to forgo $50,400 of his performance bonus for 2010 and received instead an option for 3,170 shares and a net cash bonus of $201,600. The fair value of these bonus conversion options is not included in the amounts in Mr. Collins’s “Option Awards” column.

Salaries, bonuses, and stock options, and other compensation represented the following approximate percentages of the total compensation paid to our named executive officers for 2012, 2011 and 2010:

	Approximate Percentage of Total Compensation of Named Executive Officers
	2012	2011	2010
Salaries	13.6%	13.1%	14.8%
Bonuses	14.6%	18.1%	20.2%
Stock options	71.6%	68.7%	64.9%
Other	0.1%	0.2%	0.1%

GRANTS OF PLAN-BASED AWARDS

The following table provides information about the stock options granted to our named executive officers during 2012.

We did not make any awards to our named executive officers during 2012 of shares of restricted stock, restricted stock units or similar rights under an “equity incentive plan” or other plan or arrangement:

Name	Grant Date	Option Awards(1): Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
Mark C. Miller	2/13/12	137,998	$86.24	$2,641,077
Charles A. Alutto	2/13/12	60,000	$86.24	$1,215,680
Frank J.M. ten Brink	2/13/12	78,360	$86.24	$1,569,084
Richard T. Kogler	2/13/12	78,360	$86.24	$1,569,084
Michael J. Collins	2/13/12	37,460	$86.24	$745,376

(1)	All of these options were granted under our 2005 Incentive Stock Plan or 2008 Incentive Stock Plan. This column includes options granted in February 2012 by reason of the named executive officers’ conversion, pursuant to our bonus conversion program, of all or part of their respective performance bonuses for 2011. It does not include options granted in February 2013 by reason of the named executive officers’ conversion, pursuant to our bonus conversion program, of all or part of their respective performance bonuses for 2012.

At the Compensation Committee’s meeting in February 2013, the Committee determined the annual stock option grants to executive officers and employees generally. The Committee granted options for a total of 378,300 shares to our executive officers as follows: Mr. Miller, 53,350 shares; Mr. Alutto, 145,500 shares; Messrs. ten Brink and Kogler, each 67,900 shares; and Mr. Collins, 43,650 shares. All of these options have an exercise price per share of $95.87 (the closing price of our stock on the option grant date of February 20, 2013).

At the same meeting, the Compensation Committee also granted options to our executive officers by reason of their conversion of all or part of their respective performance bonuses for 2012 pursuant to our bonus conversion program. Mr. Miller was granted an option for 12,365 shares by reason of his conversion of his entire performance bonus; Mr. ten Brink was granted an option for 2,171 shares by reason of his conversion of $48,277 of his performance bonus; Mr. Kogler was also granted an option for 2,171 shares by reason of his conversion of $48,277 of his performance bonus; Mr. Collins was granted an option for 2,007 shares by reason of his conversion of $44,629 of his performance bonus; and Mr. Alutto was granted an option for 2,171 shares by reason of his conversion of $48,277 of his performance bonus. All of these options have an exercise price per share of $95.87 (the closing price of our stock on the option grant date of February 20, 2013).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the outstanding stock options held by the named executive officers as of December 31, 2012.

We did not make any awards to our named executive officers during 2012 or earlier of shares of restricted stock, restricted stock units or similar rights under an “equity incentive plan” or other plan or arrangement, and accordingly, no such shares, units or rights were held by any of our executive officers as of December 31, 2012:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date(1)
Mark C. Miller	54,522	—	$29.54	2/3/2016
	102,346	—	$38.57	2/6/2017
	103,393	17,000	$53.15	2/15/2018
	109,876	52,800	$46.83	2/10/2019
	122,253	120,000	$51.55	2/9/2020
	8,000	12,000	$51.20	2/10/2020
	67,911	127,320	$85.00	2/8/2021
	27,998	110,000	$86.24	2/13/2022

Charles A. Alutto	500	—	$29.54	2/3/2016
	24,000	—	$38.57	2/6/2017
	12,000	3,000	$53.15	2/15/2018
	21,600	5,400	$54.59	6/18/2018
	2,794	4,190	$63.00	7/30/2020
	6,378	25,512	$85.00	2/8/2021
	—	60,000	$86.24	2/13/2022

Frank J.M. ten Brink	33,408	—	$38.57	2/6/2017
	36,774	7,800	$53.15	2/15/2018
	38,251	23,200	$46.83	2/10/2019
	34,718	45,000	$51.55	2/9/2020
	16,300	47,880	$85.00	2/8/2021
	3,360	75,000	$86.24	2/13/2022

Richard T. Kogler	39,163	7,800	$53.15	2/15/2018
	—	23,200	$46.83	2/10/2019
	22,919	45,000	$51.55	2/9/2020
	16,300	47,880	$85.00	2/8/2021
	3,360	75,000	$86.24	2/13/2022

Michael J. Collins	29,270	6,400	$53.15	2/15/2018
	8,581	13,600	$46.83	2/10/2019
	15,479	18,000	$51.55	2/9/2020
	8,584	21,656	$85.00	2/8/2021
	2,460	35,000	$86.24	2/13/2022

(1)	Our options have 10-year terms and expire on the tenth anniversary of the option grant date. Options generally vest at the rate of one-fifth (20%) of the option shares on each of the first five anniversaries of the option grant date. Options granted pursuant to our bonus conversion program are immediately vested.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about option exercises by the named executive officers during 2012. We have not awarded shares of restricted stock, restricted stock units or similar rights to any of our named executive officers, and accordingly no such shares, units or rights vested during 2012:

	Option Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)
Mark C. Miller	201,300	$13,846,586
Charles A. Alutto	24,000	$1,534,702
Frank J.M. ten Brink	51,624	$3,168,337
Richard T. Kogler	109,831	$5,418,015
Michael J. Collins	83,800	$4,332,430

(1)	The information in this column is provided on an aggregate basis, and includes (i) option shares canceled in a net exercise of the option (in which option shares with a value equal to the exercise price and related withholding taxes are canceled in satisfaction of those amounts) and (ii) option shares acquired and concurrently sold to pay the exercise price and related withholding taxes in a “cashless” exercise of the option through a broker.

(2)	The information in this column is provided on an aggregate basis. The value realized on the exercise of an option was determined by multiplying the number of shares for which the option was exercised by the difference between (i) either (A) the closing price of our common stock on the date of exercise, in the case of payment of the exercise price in cash or by delivery of shares of our common stock for cancelation or by a net exercise of the option, or (B) the sales price, in the case of a “cashless” exercise of the option, and (ii) the exercise price per share of the option.

DIRECTOR COMPENSATION

The following table provides information about the compensation paid to our directors in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Mark C. Miller, Chairman(2)	—	—	—	—	—	—
Jack W. Schuler, Lead Director	—	—	$141,415	—	—	$141,415
Charles A. Alutto(3)	—	—	—	—	—	—
Thomas D. Brown	—	—	$141,415	—	—	$141,415
Rod F. Dammeyer(4)	—	—	$152,733	—	—	$152,733
William K. Hall	—	—	$141,415	—	—	$141,415
Jonathan T. Lord, M.D.(5)	—	—	$147,086	—	—	$147,086
John Patience	—	—	$141,415	—	—	$141,415
James W.P. Reid-Anderson(6)	—	—	$141,415	—	—	$141,415
Ronald G. Spaeth	—	—	$141,415	—	—	$141,415
Mike S. Zafirovski(7)	—	—	$269,844	—	—	$269,844

(1)	The amounts in this column represent the fair value of options that we granted in 2012 determined in accordance with FASB ASC Topic 718, excluding the effect of the expected forfeiture rate. The assumptions made in the valuation of these stock options are described at the end of Note 6, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 (available at www.stericycle.com).

As of December 31, 2012, our outside directors held vested and unvested options for the following number of shares of our common stock: Mr. Schuler, 36,136 shares; Mr. Brown, 43,241 shares; Mr. Dammeyer, 51,264 shares; Mr. Hall, 46,560 shares; Dr. Lord, 72,328 shares; Mr. Patience, 63,932 shares; Mr. Spaeth, 43,313 shares; and Mr. Zafirovski, 14,354 shares.

(2)	Formerly our Chairman of the Board and Chief Executive Officer and currently our Executive Chairman of the Board, Mr. Miller is considered an executive officer and receives no additional compensation for his services as a director.

(3)	Mr. Alutto joined the Board in November 2012 and, as our former President, Stericycle USA, and current President and Chief Executive Officer, receives no additional compensation for his services as a director.

(4)	Mr. Dammeyer received options for an additional 477 shares for his service as chairman of the Audit Committee.

(5)	Dr. Lord received options for an additional 239 shares for his service as chairman of the Compensation Committee.

(6)	Mr. Reid-Anderson resigned from the Board effective November 15, 2012.

(7)	Pursuant to our Outside Directors Compensation Plan, Mr. Zafirovski received two option grants upon joining the Board in November 2012, each for a number of shares determined in accordance with the formulas described below under “Option Grants to New Directors.” The first option, for joining the Board, was for 11,483 shares and the second option, reflecting his annual compensation as a director, was for 2,871 shares.

Compensation in 2012

We did not pay any fees or other cash compensation to our directors who served during 2012 or provide them with any perquisites or other personal benefits. Pursuant to our Outside Directors Compensation Plan, we granted an option for 5,960 shares to each of our outside directors elected at the annual meeting of stockholders in May 2012. The number of option shares was determined by dividing (i) the product of four times the director’s annual compensation of $125,000 by (ii) the average closing price of a share of our common stock during the 12-month period ending on the last trading day prior to the annual meeting ($83.90). The exercise price per share was the closing price of our common stock on the day of the annual meeting ($83.95), and the option vests on the first anniversary of the meeting (May 22, 2013). Mr. Dammeyer and Dr. Lord received options for an additional 477 and 239 shares for their services as chairmen of the Audit and Compensation Committees, respectively. Upon joining the Board in November 2012, Mr. Zafirovski received two option grants for a total of 14,354 shares as described above.

Outside Directors Compensation Plan

Under our Outside Directors Compensation Plan, which our Board of Directors adopted in August 2006 and amended in November 2006, each director’s annual compensation for his services is $125,000. The Board may review and update this amount from time to time based on informal surveys of outside directors’ compensation. Subject to the election by an eligible director to receive up to 50% of his annual compensation in cash, the normal form of payment of an outside director’s annual compensation is a stock option reflecting a conversion of the cash compensation. This option is granted upon a director’s reelection as a director at the annual meeting of stockholders each year.

The option is for a number of shares equal to the quotient obtained by dividing (i) four times the amount of cash compensation to be converted into an option by (ii) the average closing price of our stock during the period from the prior year’s annual meeting through the last trading day before the current annual meeting. The exercise price of the option is the closing price on the day of the annual meeting, and the option vests on the first anniversary of the annual meeting. Any portion of a director’s annual compensation that he elects to receive in cash is paid in arrears at the time of vesting of the portion converted into an option (i.e., on the first anniversary of the annual meeting).

Stock Ownership Requirements

Under our Outside Directors Compensation Plan, all directors are required to hold a minimum position in our stock. For a director with less than five years’ service, he must have a position equal to three times his current annual compensation, or $375,000. For a director with five or more years of service, he must have a position equal to five times his current annual compensation, or $625,000. A director’s ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds.

A director who satisfies the minimum ownership requirement may elect to receive up to 50% of his annual compensation in cash. A director who does not satisfy the minimum ownership requirement must receive his annual compensation in the normal form of payment as a stock option. A director who does not satisfy the applicable minimum ownership requirement may not sell any shares of our stock, with the exception that the director may engage in a “cashless” exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related withholding taxes.

Other than Mr. Zafirovski, who joined the Board in November 2012, all of our outside directors currently satisfy the applicable minimum stock ownership requirement.

Meeting and Other Fees

Under our Outside Directors Compensation Plan, directors are not paid separate fees for attending meetings of the Board of Directors or its committees. No fees are paid to the Executive Chairman of the Board for his service as chairman. The chairman of the Audit Committee is paid a fee of $10,000 per year for his service as chairman, and the chairman of the Compensation Committee is paid a fee of $5,000 per year for his service as chairman.

The fees to the chairmen of the Audit and Compensation Committees are paid by adding each chairman’s fee to and treating it as a part of his annual compensation as a director, with the effect of making 50% of each chairman’s fee eligible to be received in cash (if the chairman satisfies the applicable minimum ownership requirement) and converting the balance of the fee (or the entire fee, if the chairman does not satisfy the minimum ownership requirement) into an option.

Option Grants to New Directors

Our Outside Directors Compensation Plan provides that a new director will be granted two stock options upon joining the Board. The first option, for joining the Board, is for a number of shares equal to the quotient obtained by dividing (i) the product of eight times the director’s annual compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day before the director’s election to the Board. The exercise price of the option is the closing price on the day of the director’s election, and one-fifth of the option shares vest on each of the first five anniversaries of the director’s election.

The new director will also be granted an option reflecting his annual compensation as a director. If the new director is elected at an annual meeting, the option is the same as the options that the other directors elected at the annual meeting receive. If the new director is elected by the Board to fill a vacancy, the option is for a number of shares equal to a pro rata portion of the quotient obtained by dividing (i) the product of four times the director’s annual compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day before the director’s election to the Board. The exercise price of the option is the closing price on the day of the director’s election, and the option vests on the first anniversary of the prior annual meeting.

Item 2

APPROVAL OF AMENDMENT TO

EMPLOYEE STOCK PURCHASE PLAN

Introduction

In February 2013, our Board of Directors approved an amendment to the Stericycle, Inc. Employee Stock Purchase Plan (the “ESPP” or “plan”) increasing the number of shares available for issuance under the plan from 600,000 shares to 900,000 shares (the “Amendment”) and recommended submitting the Amendment to our stockholders for their approval at the 2013 Annual Meeting with the Board’s recommendation that stockholders vote “FOR” approval of the Amendment. The Amendment will not become effective unless it is approved by our stockholders.

The plan currently authorizes a total of 600,000 shares of our common stock to be issued pursuant to options granted under the plan. As of December 31, 2012, 72,648 shares remained available for options to be granted under the plan. The Amendment would increase the number of shares available for issuance pursuant to options granted under the plan by 300,000 shares to a total of 900,000 shares. The Amendment would not change any other terms of the plan.

Summary of Principal Terms

The following summary describes the principal terms of the ESPP. The complete text of the plan, reflecting the Amendment for illustrative purposes, appears as Exhibit A to this proxy statement.

Overview

The plan allows eligible employees to purchase shares of our common stock at a discount through payroll deductions during two six-month offerings each year. An eligible employee who elects to participate in an offering is granted an option on the first day of the offering for a number of shares equal to the employee’s payroll deductions under the plan during the offering period (plus any carried over cash) divided by the option price per share. The option price per share is the lower of 85% of the closing price of a share of our common stock on the first trading day of the offering period or 85% of the closing price on the last trading day of the offering period.

Administration

The plan is administered by our Board of Directors. The Board of Directors may delegate its authority to administer the plan to a standing or other committee of the board or to an administrative committee consisting of two or more of our executive officers. (For convenience, the term “plan administrator” is used in this Summary to refer both to our Board of Directors and to any committee to which it may delegate its authority to administer the plan.)

Subject to the express terms of the plan, the plan administrator has the authority to determine the terms and conditions of each offering, the options granted pursuant to each offering, and the shares issued upon the exercise of those options. The plan administrator also has the authority to interpret the plan, adopt and revise policies and procedures to administer the plan, and make all determinations required for the plan’s administration.

Number of Shares

The plan currently authorizes a total of 600,000 shares of our common stock to be issued pursuant to options granted under the plan.

When originally approved by our stockholders in May 2001, the plan authorized a total of 150,000 shares of our common stock to be issued pursuant to options granted under the plan. As a result of 2-for-1 stock splits in May 2002 and May 2007, the authorized total increased to the current 600,000 shares.

As of December 31, 2012, 72,648 shares remained available for options to be granted under the plan.

The Amendment would increase the number of shares available for issuance pursuant to options granted under the plan by 300,000 shares to a total of 900,000 shares.

Eligibility

Every employee of Stericycle, Inc. or one of its U.S. subsidiaries who has completed six months’ employment as of the first day of an offering under the plan, and who is a full-time employee or a part-time employee who customarily works at least 20 hours per week, is eligible to participate in the offering. Participation in an offering ends automatically upon termination of employment.

Offerings

Each year the plan makes two consecutive six-month offerings of shares of our common stock to eligible employees. One offering begins on January 1 and ends on June 30, and the other offering begins on July 1 and ends on December 31. The plan administrator may change the frequency or length of offerings each year.

Election To Participate

Each eligible employee may elect to participate in an offering by completing and submitting an enrollment form in the manner and during the enrollment period prior to the first day of the offering specified by the plan administrator.

Payroll Deduction Percentage

A participant in an offering may specify in his or her enrollment form any whole percentage of his or her compensation that he or she elects to have withheld during the offering period. Payroll deductions during any offering may not exceed $5,000, however, and may not be changed during the offering.

A participant’s payroll deduction percentage will remain in effect for all subsequent offerings, unless the participant submits a new enrollment form within the applicable enrollment period specifying a different payroll deduction percentage.

The plan administrator maintains a separate bookkeeping account under the plan for each participant. A participant’s payroll deductions are credited to his or her account under the plan.

Grant of Options

Each participant in an offering is granted an option as of the first day of the offering for a number of shares of our common stock equal to the sum of (1) his or her payroll deductions under the plan during the offering period plus (2) any carried over cash from a prior offering, divided by (3) the option price per share.

Option Price

The option price per share of common stock in any offering is the lower of:

(a) 85% of the closing price of our common stock on the Nasdaq National Market on the first day of the offering (or the next trading day if the first day of the offering is not a trading day), or

(b) 85% of the closing price on the last day of the offering (or the last trading day preceding the last day of the offering if it is not a trading day).

Exercise of Options

A participant’s option under any offering is exercised automatically as of the last day of the offering unless the participant has withdrawn from the offering. We do not issue fractional shares, and any remaining payroll deductions credited to the participant’s account after the exercise of his or her option (“carried over cash”) is carried over to the next offering. No interest shall accrue on any carried over cash.

Crediting of Option Shares

Upon the automatic exercise of a participant’s option, the plan administrator will credit the option shares to an account for the participant at E*Trade. The participant may sell the shares credited to his or her E*Trade account at any time after they have been credited.

Limitations

No participant will be granted options that would permit him or her to buy more than $25,000 of our common stock in any calendar year (determined on the basis of the closing price when the option is granted). No participant will be granted an option if, immediately after the grant, the participant would directly or indirectly own stock possessing 5% or more of the voting power or value of all classes of our stock.

Withdrawal from Offering

Except for a participant who is one of our executive officers, a participant may terminate his or her participation in any offering at any time prior to the last day of the offering. Upon a participant’s withdrawal from an offering, all payroll deductions that have been credited to the participant’s account under the plan will be refunded to the participant without interest.

Termination of Employment

Termination of a participant’s employment for any reason will result in the automatic termination of his or her participation in a pending offering. All payroll deductions then credited to the participant’s account under the plan will be refunded to the participant without interest within 30 days after his or her termination of employment, and, at the participant’s request, the plan administrator will transfer to the participant all of the shares then credited to the participant’s account under the plan.

Transferability

No option granted under the plan may be sold, pledged or otherwise transferred.

Reports

After the close of each offering, each participant receives a notification from E*Trade of the number of shares purchased for their account during the offering.

Amendment and Termination

Our Board of Directors may amend, suspend or terminate the plan at any time. Our stockholders are required to approve any amendment to the plan that would increase the number of shares of common stock available to be issued upon the exercise of options granted under the plan.

Federal Income Tax Consequences

The plan is an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. A participant’s payroll deductions are subject to tax as ordinary income for federal income tax purposes in the year in which the deductions otherwise would have been paid to the employee. In general, a participant will not be subject to tax upon the grant or exercise of an option under the plan. A participant will be subject to tax, however, upon the sale of the shares acquired upon the exercise of an option.

The amount of tax will depend upon the satisfaction of certain holding periods for income tax purposes:

(a) If the shares are sold more than two years from the date of the option grant (the first day of the offering) and more than one year from the date of the option exercise (the last day of the offering), the participant will incur a combination of ordinary income and long-term capital gain (or possibly just ordinary income) on the sale of the shares:

(1) The ordinary income incurred will be the lesser of:

(A) 15% of the fair market value of the shares on the first day of the offering, or

(B) the gain realized on the sale of the shares (i.e., the excess of the amount realized on the sale of the shares over the aggregate option price).

(2) If the ordinary income incurred is less than the gain, the balance of the gain will be treated as long-term capital gain.

(b) If the shares are sold without satisfying these income tax holding periods (i.e., the shares are sold sooner than two years from the date of the option grant—the first day of the offering—or sooner than one year from the date of the option exercise—the last day of the offering), the participant will incur a combination of ordinary income and capital gain or loss on the sale of the shares:

(1) The ordinary income will be the excess of the fair market value of the shares on the last day of the offering (the exercise date) over the aggregate option price.

(2) Any additional gain or loss on the sale will be long-term or short-term capital gain or loss, depending upon whether the shares were held for more than one year.

The Board of Directors recommends that stockholders vote “FOR” approval of the Amendment to the Employee Stock Purchase Plan.

Item 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young LLP has served as our independent registered public accounting firm since our incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements, audit of our internal control over financial reporting and review of our interim financial statements included in our quarterly reports on Form 10-Q, statutory audits required internationally, and assistance with and review of certain documents and letters filed with the SEC during the fiscal years ended December 31, 2012 and 2011 were approximately $1.4 million in each year.

Audit-Related Fees

Ernst & Young LLP did not provide any audit-related services or other assurance or related services to us during the fiscal years ended December 31, 2012 and 2011.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax compliance, tax advice, and tax planning services provided to us during the fiscal years ended December 31, 2012 and 2011 were approximately $0.3 million in each year.

All Other Fees

Ernst & Young LLP did not provide any other services to us during the fiscal years ended December 31, 2012 or December 31, 2011.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will require the affirmative vote of holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, our Board of Directors may reconsider their appointment.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Item 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under recent changes to the rules governing proxy statements, our stockholders have the opportunity to approve, by means of a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of our executive compensation program in general. The vote is intended to provide an assessment by our stockholders of our overall executive compensation program and not of any one or more particular elements of that program. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of our named executive officers.

Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety, and in particular to read the “Overview” on pages 16–18, to obtain an informed understanding of our executive compensation program.

We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. In addition to enabling us to attract and retain executive officers of the necessary caliber, our executive compensation program has as its objectives (i) making a substantial portion of our executive officers’ compensation dependent on the Company’s attainment of a measurable Company-wide performance target and (ii) structuring most of their compensation so that they benefit only if all of our stockholders benefit.

We believe that our executive compensation program satisfies these objectives and does so in a straightforward manner which has remained essentially unchanged in design for more than 15 years. Our executive compensation program consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and a performance bonus based on EBITDA (earnings before interest, taxes, depreciation and amortization), and long-term incentive compensation is paid in the form of stock options. Performance bonuses are dependent on Company-wide performance, and stock options, which are only granted at the closing market price on the date of grant, are dependent for their value on the subsequent growth in value of our stock. Performance bonuses represented 14.6% and stock options represented 71.6% of our executive officers’ compensation during 2012 and together represented 85.1% and 86.8% of their compensation during 2010 and 2011, respectively.

For these reasons and the reasons elaborated more fully in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board of Directors requests stockholders to approve the following resolution:

Resolved, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” section and the related compensation tables and narrative discussion.

The Board of Directors recommends a vote “FOR” this resolution approving the compensation of our named executive officers.

Item 5

STOCKHOLDER PROPOSAL ON

EQUITY RETENTION POLICY

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, beneficial owner of 55 shares of our common stock, has submitted the following resolution for consideration by stockholders:

Resolved: Shareholders of Stericycle (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Stockholder’s Supporting Statement:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company’s share ownership guidelines require the Chief Executive Officer (the “CEO”) to hold an amount equal to five times his base salary or about 17,000 shares based on current trading prices. In comparison, the CEO currently owns 1.5 million shares. In 2011, our Company granted the CEO 195,231 option awards. In other words, the equivalent of one year’s option awards is more than 10 times the Company’s share ownership guidelines for the CEO.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We urge shareholders to vote FOR this proposal.

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is unnecessary and not in the best interests of our stockholders. Consequently, the Board recommends a vote “AGAINST” this proposal.

While we strongly agree with the proponent’s underlying premise that meaningful, long-term stock ownership aligns executives’ interests with those of all of our stockholders, we believe that adopting this proposal is unnecessary and not in the best interests of our stockholders. At the 2012 Annual Meeting, our stockholders rejected a nearly identical proposal from this proponent, with approximately 77% of those who voted on the matter casting their ballot against the proposal last year.

Our current equity compensation policies strike an appropriate balance between ensuring that our executives have a significant equity stake in our long-term performance and allowing them to prudently mange their personal financial affairs. In contrast, the strict anti-diversification strategy inherent in the proponent’s proposal would not be considered prudent investment advice for any stockholder, including an executive, and would damage our ability to attract and retain talented executives.

As described in “Compensation Discussion and Analysis—Stock Ownership Requirements” of this proxy statement, all of our executive officers are required to hold a minimum position in our stock. An executive officer with less than five years of service as an executive officer must have a position equal to three times his base salary, and an executive officer with five or more years of service must have a position equal to five times his base salary. An executive officer’s stock ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds. An executive officer who does not satisfy the applicable minimum stock ownership requirement may not sell any shares of our stock, subject to certain exceptions, and an executive officer who satisfies the applicable minimum stock ownership requirement may not sell any shares if, as a result, he would then violate the applicable minimum stock ownership requirement.

In response to the proponent’s contentions that our current ownership guidelines do not go far enough to ensure that our equity compensation plans continue to build stock ownership over the long-term and that an ownership guideline loses effectiveness once it has been satisfied, we note that the stock ownership of each of our executive officers significantly exceeds the applicable minimum stock ownership requirement. The “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement demonstrates that the proponent’s concerns are unwarranted because the stock ownership position of each of our executive officers far surpasses the applicable minimum requirement. As of December 31, 2012, the value of Mr. Miller’s position in our stock was approximately 360 times his base salary. With respect to the proponent’s suggestion based on Mr. Miller’s 2011 option grants that our ownership guidelines can be satisfied with a single year’s option awards, we note first that Mr. Miller’s awards for 2011 included options for 27,998 shares granted under our bonus conversion program as a result of his election to forgo his entire cash performance bonus for 2010 and emphasize generally that, since they are granted with an exercise price equal to the fair market value of our stock price on the grant date, options have no value for purposes of meeting our ownership requirements until our stock price increases above that exercise price. Accordingly, the Board believes that our stock ownership policy has proved exceptionally effective in aligning executives’ interests with those of all of our stockholders through substantial equity ownership.

In addition to our minimum ownership requirements, we have designed the equity compensation component of our overall compensation program specifically to align executives’ interests with those of all of our stockholders. The following principal features of our executive equity compensation are intended to promote our executives’ ongoing interest in our long-term performance:

•

The options our executives receive have a five-year vesting schedule with 20% vesting each year following the grant date and, once vested, may be exercised at any time prior to the 10-year anniversary of the grant date, at which time they expire. Consequently, our executives have a strong interest in ensuring that our stock value continues to grow for a number of years.

•

Executives receive only stock options. Because they receive options with an exercise price equal to the fair market value of our stock price on the grant date, our executives face significant downside risk to the value of their equity awards if the price of our stock declines in the long run and are motivated to create long-term growth in stockholder value that far outweighs any incentive related to the short-term price of our stock.

Together, these features result in executives realizing significant value from their equity compensation only if our stock price both rises and sustains its growth over time. Accordingly, we do not believe that the restrictions in this proposal provide a sensible addition to our existing equity compensation policies, which already encourage executives to focus on long-term performance and align executives’ interests with those of stockholders. At more than 85%, the proportion of variable or at-risk compensation received by our executives either through performance bonuses or stock options relative to their total compensation far exceeds the norm for similar companies. As such, restricting the value they may obtain from exercising those stock options may result in a shift to a larger percentage of our compensation package being paid in cash, thereby diminishing executive and stockholder alignment. In addition to undermining the effectiveness of our current executive compensation program, we believe that adoption of this policy could put us at a competitive disadvantage for attracting and retaining talented executives and could motivate critical executives to leave the company prematurely in order to realize the value of their equity compensation.

Our compensation program has remained essentially unchanged in philosophy and design since our initial public offering. During that time, our stock price has increased more than 3,800% compared to approximately 120% for the S&P 500. We believe that our equity compensation policies have proven highly successful in motivating our executives to deliver long-term stockholder value and that the proponent’s efforts to modify those policies in an unproductively restrictive manner are misplaced.

For these reasons, the Board of Directors recommends a vote “AGAINST” this proposal.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of stock represented by the proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2014 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 12, 2013. In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2014 Annual Meeting of Stockholders must submit the proposal to us no earlier than January 21, 2014 and no later than February 20, 2014.

Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, we believe that all filing requirements for 2012 were satisfied in a timely manner.

ADDITIONAL INFORMATION

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2012 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Copies of this proxy statement and our Form 10-K as filed with the Securities and Exchange Commission are available in pdf format on our website, www.stericycle.com. Copies of this proxy statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

Exhibit A

Stericycle, Inc. Employee Stock Purchase Plan

Article 1

Purpose

The purpose of this plan is to encourage employees of Stericycle, Inc. (the “Company”) to continue in their employment, and to participate in the Company’s future, by allowing them to purchase shares of the Company’s common stock at a price below the market price of the stock. This plan is intended to be an employee stock purchase plan under Section 423 of the Internal Revenue Code.

Article 2

Definitions

Account means the bookkeeping account established for each Participant.

Board means the Company’s Board of Directors.

Closing Price means the last reported sales price of a share of Common Stock on the Nasdaq National Market.

Common Stock means the Company’s common stock, par value $.01 per share.

Company means Stericycle, Inc., a Delaware corporation.

Compensation means gross salary or wages.

Eligible Employee means, in respect of an Offering, (i) a full-time Employee who has completed six months’ employment as of the First Day of the Offering or (ii) a part-time Employee who customarily works more than 20 hours per week and who has completed six months’ employment as of the First Day of the Offering.

Employee means an employee of the Company or a U.S. Subsidiary. References to “employment” are to employment by the Company or a U.S. Subsidiary.

First Day means, in respect of an Offering, the first regular business day during the Offering.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended, and as it may be amended in the future.

Last Day means, in respect of an Offering, the last regular business day during the Offering.

Officer means (i) the Company’s President and Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer (ii) any Executive Vice President and (iii) any other person who is considered an “officer” of the Company for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934.

Offering means an offering of Common Stock pursuant to Options granted under this Plan.

Option means the right of a Participant to purchase shares of Common Stock in an Offering.

Option Grant Date means the First Day of an Offering.

Option Expiration Date means the Last Day of an Offering.

Option Price means, in respect of an Option, the price per share at which shares of Common Stock may be purchased pursuant to the exercise of the Option.

Option Shares means the shares of Common Stock issued upon the exercise of an Option.

Participant means an Eligible Employee who elects to participate in an Offering.

Plan means this plan, as it may be amended. The name of this Plan is the “Stericycle, Inc. Employee Stock Purchase Plan.”

Plan Administrator means the Board or the committee of the Board or the administrative committee of Officers of the Company to which the Board has delegated its authority to administer the Plan in accordance with Paragraph 5.1

U.S. Subsidiary means a “subsidiary corporation” as defined in Section 424(f) of the Internal Revenue Code (with the Company as the “employer corporation”) which is incorporated under the laws of Delaware or another American state or under the laws of the Commonwealth of Puerto Rico.

Article 3

Effective Date

This Plan became effective as of July 1, 2001, following approval by the Company’s stockholders at the Annual Meeting on May 15, 2001.

Article 4

Shares Available

The total number of Option Shares which may be issued under this Plan is 900,000 shares (subject to adjustment as provided in Paragraph 7.1).

Article 5

Plan Administration

5.1	Plan Administrator

This Plan shall be administered by the Board. The Board may delegate its authority to administer the Plan (but not its power to amend, suspend or terminate this Plan) to a standing or other committee of the Board or to an administrative committee consisting of any two or more Officers.

5.2	Powers

Subject to and not inconsistent with the provisions of the Plan, the Plan Administrator shall have the authority, in its discretion, to determine the terms, conditions, restrictions and limitations applicable to each Offering, the Options granted pursuant to the Offering, and the Option Shares issued upon the exercise of those Options.

5.3	Interpretation

The Plan Administrator may interpret the Plan, adopt and revise policies, procedures and guidelines to administer the Plan, and make all determinations required for the Plan’s administration. The actions of the Plan Administrator shall be final and binding.

5.4	No Discrimination

All Eligible Employees shall have the same rights and privileges under the Plan with the exception that, as provided in Article 6, the number of shares of Common Stock that may be purchased under Options granted in any Offering may bear a uniform relationship to compensation. All policies, procedures and determinations in the administration of the Plan shall be applied uniformly and consistently to all persons in similar circumstances.

Article 6

Offerings

6.1	Offerings

Unless the Plan Administrator specifies otherwise (by providing for Offerings of a different frequency or length, or by canceling any Offering prior to the First Day of the Offering), there shall be two Offerings each calendar year. The first Offering shall be begin on January 1 and end on the following June 30 of each year, and the second Offering shall begin on July 1 and end on the following December 31.

6.2	Option Grant

Each Eligible Employee as of the First Day of any Offering who has elected to participate in the Offering shall be granted an Option as of the First Day of the Offering pursuant to the terms of the Offering. The Option shall be for a number of shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate Compensation to be withheld and credited to the Participant’s Account during the Offering by (ii) the Option Price (as determined in accordance with Paragraph 6.5).

6.3	Participation

Each Eligible Employee (and each other Employee who will become and in fact becomes an Eligible Employee as of the First Day of the Offering) may participate in any Offering by completing an enrollment agreement in the manner and within the time prior to the First Day of the Offering that the Plan Administrator specifies.

6.4	Payroll Deductions

A Participant’s enrollment agreement shall specify the percentage of his or her Compensation during the Offering that the Participant elects to have withheld and credited to his or her Account for purposes of exercising the Participant’s Option. The Participant may specify any whole percentage of his or her Compensation not exceeding $5,000 during any Offering Period (appropriately increased or reduced in the case of any Offering Period longer or shorter than six months). Payroll deductions shall begin with the first regular payroll period ending on or after the First Day of the Offering and end with the last regular payroll period ending on or before the Last Day (or, if earlier, upon the termination of the Participant’s employment).

6.5	Option Price

The Option Price shall be the lower of:

(a) 85% of the Closing Price of a share of Common Stock on the First Day of the Offering (or on the first trading day following the First Day if it is not a trading day); or

(b) 85% of the Closing Price of a share of Common Stock on the Last Day of the Offering (or on the last trading day preceding the Last Day if it is not a trading day).

6.6	Option Exercise

Each Participant in an Offering shall be considered to have exercised his or her Option on the Last Day of the Offering so as to purchase the maximum whole number of Option Shares. The Option Shares issuable upon the Participant’s exercise shall be credited to his or her Account as of the Last Day and considered to be issued and outstanding shares. Fractional shares shall not be issued, and any amounts remaining credited to a Participant’s Account after the Participant’s exercise of his or her Option shall be added to the aggregate Compensation credited to the Participant’s Account during the next Offering in which he or she participates.

6.7	Nontransferability of Options

No Participant in an Offering may sell, pledge, transfer or otherwise dispose of his or her Option under any circumstances.

6.8	Cancellation of Options

In the event that the employment of a Participant in an Offering terminates prior to the Last Day of the Offering for any reason (whether as a result of his or her resignation, death or otherwise), the Participant’s Option shall be cancelled as of the date of the Participant’s termination of employment. All Compensation credited to a Participant’s Account as of his or her termination shall be refunded without interest no later than 30 days after the Participant’s termination.

6.9	Election To Cease Participation

A Participant may elect to cease participation in an Offering at any time prior to the Last Day of the Offering and receive a refund of all Compensation credited to his or her Account. The Participant’s election shall serve to cancel the Participant’s Option and terminate his or her participation in both the current Offering and all subsequent Offerings (subject, in the case of a subsequent Offering, to participation by re-enrollment pursuant to Paragraph 6.3). An election to cease participation in an Offering shall be made in the manner and within the time prior to the Last Day of the Offering that the Plan Administrator specifies.

6.10	Option Shares

A Participant shall possess all of the rights and privileges of a stockholder with respect to the Option Shares credited to his or her Account.

6.11	Account Balances

No interest shall accrue on any Compensation credited to a Participant’s Account. After the close of each Offering, a report shall be sent to each Participant (or made available to the Participant through his or her E*Trade account) stating the entries made to his or her Account, the number of Option Shares purchased, and the applicable Option Price.

6.12	Continuing Participation

A Participant’s enrollment agreement pursuant to Paragraph 6.3 shall remain in effect indefinitely (for both the Offering in respect of which it was initially filed and all subsequent Offerings) unless:

(a) the Participant changes the percentage of Compensation that he or she elects to have withheld, with effect for the next Offering and all subsequent Offerings, in the manner and within the time prior to the First Day of the next Offering that the Plan Administrator specifies; or

(b) the Participant elects to cease participation in the current Offering pursuant to Paragraph 6.9.

6.13	Limitations

Notwithstanding any other provision of this Plan:

(a) No Option shall be granted to any Eligible Employee for a number of shares of Common Stock greater than the number of shares determined by dividing (i) $25,000 by (ii) the Closing Price of a share of Common Stock on the First Day of the Offering (or on the first trading day following the First Day if it is not a trading day), rounding the quotient down to the nearest whole share.

(b) No Option shall be granted to any Eligible Employee that would permit his or her rights to purchase shares of Common Stock under this Plan and all other employee stock purchase plans of the Company or any Subsidiary to accrue at a rate exceeding $25,000 of the fair market value of such shares (determined at the time that the Option is granted) during any calendar year in which the Option is outstanding. Any Option granted under this Plan shall be deemed to be modified to the extent necessary in order to satisfy the requirements of this Paragraph 6.13(a) and Section 423(b)(8) of the Internal Revenue Code.

(c) No Option shall be granted to any Eligible Employee if, immediately after the Option is granted, he or she would own (or would be deemed to own, applying the rules of Section 423(b)(3) of the Internal Revenue Code) stock possessing 5% or more of the voting power or value of all classes of stock of the Company or any Subsidiary.

Article 7

Miscellaneous Provisions

7.1	Capitalization Adjustments

The aggregate number of shares of Common Stock for which Options may be granted under the Plan, the aggregate number of Option Shares in respect of each outstanding Option, and the exercise price of each outstanding Option may be adjusted by the Plan Administrator as it considers appropriate in the event of changes in the number of outstanding shares of Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations and the like. Adjustments under this Paragraph 7.1 shall be made in the Plan Administrator’s discretion, and its decisions shall be final and binding.

7.2	Amendment and Termination

The Board may amend, suspend or terminate this Plan at any time. The Company’s stockholders shall be required to approve any amendment that would increase the number of Option Shares which may be granted under this Plan. If this Plan is terminated, the provisions of this Plan shall continue to apply to Options granted and Option Shares issued prior to termination, and no amendment, suspension or termination of the Plan shall adversely affect the rights of the holder of any outstanding Option without his or her consent.

7.3	No Right To Employment

Nothing in this Plan or in any Offering shall confer on any person the right to continue in the employ of the Company or a Subsidiary or limit the right of the Company or the Subsidiary to terminate his or her employment.

7.4	Notices

Notices required or permitted under this Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Plan Administrator at the Company’s principal office or to any other person at his or her address as it appears on the Company’s payroll or other records.

7.5	Severability

If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

7.6	Governing Law

This Plan shall be governed in accordance with the laws of the State of Illinois.

7.7	Other Countries

The Committee may adopt, amend and terminate one or more sub-plans to the Plan to permit employees in a country other than the United States to participate in the Plan on the terms described in the applicable sub-plan, in compliance with that country’s securities, tax and other laws.

28161 North Keith Drive

Lake Forest, Illinois 60045

2013 ANNUAL MEETING OF STOCKHOLDERS

May 21, 2013

Your vote is important!

Please sign and promptly return your proxy card or voting instruction card in the enclosed envelope or, if your shares are registered in your name, vote your shares telephonically, by calling (800) 690-6903, or via the Internet, by going to www.proxyvote.com.

If your shares are registered in the name of a broker, you may be able to vote your shares telephonically or via the internet. Check the information provided to you by your broker to see which options are available to you.

Admission Request Form for 2013 Annual Meeting

I am a stockholder of Stericycle, Inc. (If your shares are registered in a broker’s name, please enclose confirmation of stock ownership.) I plan to attend the 2013 Annual Meeting to be held on Tuesday, May 21, 2013, at 11:00 a.m., Central Daylight Time, at the DoubleTree Hotel Chicago O’Hare Airport-Rosemont, 5460 North River Road, Rosemont, Illinois 60018. Please send me an admissions card. I understand that an admissions card will admit only the stockholder or stockholders to whom it is issued, and may not be transferred.

Name
Please print name of stockholder

Name
Please print name of stockholder (if joint owner)

Address

City	State	Zip Code

Telephone	( )

If you plan to attend the Annual Meeting, please detach, complete and return the Admission Request Form above directly to Stericycle, Inc., Annual Meeting Ticket Requests, 28161 North Keith Drive, Lake Forest, Illinois 60045. All Admission Request Forms must be received by May 14, 2013.

To avoid a delay in receipt of your admissions card, mail the Admission Request Form separately. Do not return it with your proxy card or mail it in the enclosed envelope.

If you need directions to the Annual Meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

STERICYCLE, INC. 28161 NORTH KEITH DRIVE LAKE FOREST, IL 60045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M56206-P33274 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERICYCLE, INC.
The Board of Directors recommends you vote FOR all nominees for director, FOR Items 2, 3 and 4, and AGAINST Item 5.

1.	Election of Directors	For	Against	Abstain
	1a. Mark C. Miller	☐	☐	☐
	1b. Jack W. Schuler	☐	☐	☐			For	Against	Abstain
	1c. Charles A. Alutto	☐	☐	☐	2.	Approval of an amendment to the Company’s Employee Stock Purchase Plan increasing the number of shares available for issuance from 600,000 shares to 900,000 shares	☐	☐	☐
	1d. Thomas D. Brown	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013	☐	☐	☐
	1e. Rod F. Dammeyer	☐	☐	☐	4.	Advisory resolution approving the compensation paid to the Company’s executive officers	☐	☐	☐
	1f. William K. Hall	☐	☐	☐	5.	Stockholder proposal requiring executives to hold equity awards until retirement or terminating employment	☐	☐	☐
	1g. Jonathan T. Lord, M.D.	☐	☐	☐	NOTE: This proxy will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.
	1h. John Patience	☐	☐	☐
	1i. Ronald G. Spaeth	☐	☐	☐
	1j. Mike S. Zafirovski	☐	☐	☐
For address changes, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M56207-P33274

STERICYCLE, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 21, 2013 11:00 AM Central Daylight Time

The DoubleTree Hotel Chicago O’Hare Airport-Rosemont

5460 North River Road

Rosemont, Illinois 60018

I or we hereby appoint each of Jack W. Schuler, Rod F. Dammeyer and John Patience (the “proxies”) as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the “Company”) held of record by me or us on March 22, 2013 at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 21, 2013 at 11:00 a.m. Central Daylight Time, at the DoubleTree Hotel Chicago O’Hare Airport - Rosemont, 5460 North River Road, Rosemont, Illinois 60018, and at any adjournment of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company’s Board of Directors, i.e., FOR each of the ten nominees for election as a director (Item 1), FOR approval of an amendment to the Company’s Employee Stock Purchase Plan increasing the number of shares available for issuance from 600,000 shares to 900,000 shares (Item 2), FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013 (Item 3), FOR approval of the advisory resolution approving the compensation paid to the Company’s executive officers (Item 4), and AGAINST the stockholder proposal requiring executives to hold equity awards until retirement or terminating employment (Item 5). This Proxy will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any address changes above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)